                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

-------                                            -----------------------------
FORM 3                                                      OMB APPROVAL
-------                                            -----------------------------
                                                   OMB NUMBER:         3235-0104
                                                   Expires:   September 30, 1998
                                                   Estimated average burden
                                                   hours per response ...... 0.5
                                                   -----------------------------


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1. Name and Address of Reporting Person


MENETREY                             WALTER                          R.
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

c/o ALYN CORPORATION


16761 Hale Avenue
--------------------------------------------------------------------------------
                                    (Street)

Irvine                               CA                            92606
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)


--------------------------------------------------------------------------------
2. Date of Event Requiring Statement (Month/Day/Year)

   10/22/96


--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)


--------------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

ALYN CORPORATION; "ALYN"
--------------------------------------------------------------------------------
5. Relationship of Reporting Person to Issuer
       (Check all applicable)
             X    Director                         10% Owner
           -----                           ------

             X    Officer (give                    Other (Specify
           -----           title below)    ------         below)

                   EXECUTIVE VICE PRESIDENT, CHIEF OPERATING
                             OFFICER AND SECRETARY


--------------------------------------------------------------------------------
6. If Amendment, Date of Original
       (Month/Day/Year)

--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing
   (Check Applicable Line)
  X    Form filed by One Reporting Person
-----
       Form filed by More than One Reporting Person
-----


--------------------------------------------------------------------------------

                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------
Common Stock, $.001 par value 240,000                          D
--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).
                                                                         (Over)
                                 Page 1 of 2                    SEC 1473 (7-96)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
   (Instr. 4)                        cisable and     Underlying Derivative Security     or              Form of         Indirect
                                     Expiration     (Instr. 4)                          Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month/Day/                                         Security        Direct (D)     (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                    (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------
Options                              *    10/21/06  Common Stock, $.001 par   50,000  $13.50                 D
                                                    value
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

Explanation of Responses:

*33 1/3% of the options vest on the first anniversary of the date of grant (10/22/96); 66 2/3% of the options will be vested on the second anniversary of the date of grant; and 100% of the options will be vested on the third anniversary of the date of grant.

**Intentional misstatements or omissions of fcats constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                              /s/ Walter R. Menetrey              10/22/96
                              -------------------------------    --------------
                              **Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a valid OMB Number.


                                                                   Page 2 of 2